Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

FLASH FORWARD MUTUAL CONTRIBUTION
AND ENVIRONMENTAL INDEMNIFICATION AGREEMENT

This FLASH FORWARD MUTUAL CONTRIBUTION AND ENVIRONMENTAL INDEMNIFICATION AGREEMENT, dated as of July 13, 2010 (this “Agreement”), is entered into by and among, on one side, Toshiba Corporation, a Japanese corporation (“Toshiba”), and, on the other side, SanDisk Flash B.V., a Netherlands company (“SanDisk Entity”, and together with Toshiba, the “Parties”).

RECITALS

WHEREAS, Toshiba, SanDisk Corporation and SanDisk (Cayman) Limited, a company organized under the laws of the Cayman Islands, are parties to that certain Mutual Contribution and Environmental Indemnification Agreement, dated as of September 10, 2004, setting forth the terms and conditions relating to environmental issues that arise out of the manufacture of Y3 NAND Flash Memory Products manufactured at the Y3 Facility;

WHEREAS, Toshiba, SanDisk Corporation and SanDisk (Ireland) Limited, a company organized under the laws of the Republic of Ireland, are parties to that certain Mutual Contribution and Environmental Indemnification Agreement, dated as of July 7, 2006, as amended by that certain JVRA, dated as of January 29, 2009, setting forth the terms and conditions relating to environmental issues that arise out of the manufacture of Y4 NAND Flash Memory Products manufactured at the Y4 Facility;

WHEREAS, Toshiba, SanDisk Entity and SanDisk Corporation are parties to that certain Flash Forward Master Agreement, dated as of the date hereof (the “FF Master Agreement”);

WHEREAS, pursuant to the terms of the FF Master Agreement and other FF Operative Documents, Flash Forward, Ltd., a Japanese godo kaisha (the “Company”), will have Y5 NAND Flash Memory Products and other products manufactured at the Y5 Facility; and

WHEREAS, Toshiba and SanDisk Entity have agreed to mutually contribute to, and indemnify each other and the Company for, environmental remediation costs or liability resulting from the Y5 Facility manufacturing operations as set forth below.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions and Interpretation.

1.1
FF Master Agreement.  Appendix A to the FF Master Agreement is hereby incorporated into this Agreement.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in Appendix A.  If any capitalized term used in this Agreement is not defined herein or in Appendix A, it shall have the meaning assigned to it in the FF Master Agreement.

1.2	Definitions. The following terms used in this Agreement shall have the following respective meanings:

(a)
“Environmental Costs” means any and all costs, expenses or liability (including claims by third parties or any Governmental Authority) attributable to any contamination from the release or discharge of Hazardous Substances resulting from, arising out of or otherwise by virtue of the construction or operation of the Y5 Facility or Other Y5 Facilities from the Closing until the FF Termination Date, including any and all costs to investigate, remove or remediate any release of Hazardous Substances or otherwise reasonably necessary to assure that the Company and the Y5 Facility and Other Y5 Facilities are and will (until the FF Termination Date) remain in compliance with then applicable Environmental Laws.

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

(b)
“Environmental Laws” means all Applicable Laws in Japan, including, but not limited to, the Soil Contamination Control Law (Dojyouosen Taisaku Ho, Law No. 53 of 2002), now or hereafter in effect relating to the protection of human health, safety, and the environment from emissions, discharges, releases or threatened releases of pollutants, contaminants (chemical or industrial), toxic or Hazardous Substances or wastes into the environment (including, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or investigation or remediation of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes.

(c)
“Hazardous Substances” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

(d)
“Share” means each of SanDisk Entity’s and Toshiba’s respective liability for Environmental Costs, which shall be measured by and shared in proportion to (i) each Party’s Y5 Capacity Ratio (as may be adjusted pursuant to the FF Master Agreement) within the Y5 Facility and Other Y5 Facilities at the time of the applicable contamination or release, if determinable, or (ii) if the time of such contamination or release is not determinable, each of Toshiba’s and SanDisk’s cumulative Equivalent Lot output from the commencement of production at the Y5 Facility and Other Y5 Facilities until the date the applicable contamination or release is discovered.

2.	Environmental Investigations.

2.1
Environmental Consultants.  As of the date hereof, the Parties acknowledge that neither Party has engaged an environmental consultant to investigate, or prepared or obtained an environmental report with respect to, the Y5 Facility or Other Y5 Facility (as defined below).  Subject to Section 2.2, each of SanDisk and Toshiba will engage an environmental consulting company to conduct an environmental investigation on its behalf as to the surface and subsurface conditions existing on or immediately adjacent to the proposed site of the Y5 Facility and other new land to be acquired or leased by Toshiba for the purpose of the Y5 Facility’s operation (such new land to be acquired or leased, the “Other Y5 Facility”) (each a “Consultant” and the Consultant engaged by SanDisk, the “SanDisk Consultant” and the Consultant engaged by Toshiba, the “Toshiba Consultant”). SanDisk shall be solely responsible for the fees and costs charged by the SanDisk Consultant and shall indemnify and hold harmless Toshiba and the Company from any claims for compensation or damages made by the SanDisk Consultant.  Toshiba shall be solely responsible for the fees and costs charged by the Toshiba Consultant and shall indemnify and hold harmless SanDisk and the Company from any claims for compensation or damages made by the Toshiba Consultant; provided, however, that fees and costs incurred by the Toshiba Consultant after the Closing and other than in connection with finalizing the Y5 Baseline Environmental Report (as defined below) shall be chargeable to and payable by the Company, which fees and costs shall be chargeable to and payable by the Parties through wafer price increases.

2.2
Scope of Review.  To the extent reasonably practicable and subject to Toshiba’s consent, which shall not be unreasonably withheld, each Consultant will perform the activities customarily associated with Phase I (tochirireki chosa) and Phase II (osen jokyo kakunin chosa) studies.  The Consultant(s) will perform Phase I and, if performed, Phase II studies at the site of the Y5 Facility (and immediately adjacent thereto) prior to the start of Y5 Facility operation (scheduled to begin April 2011); provided, however, that the Parties acknowledge that the Consultants may not be able to perform such studies with respect to some portions or all of the Y5 Facility and Other Y5 Facilities (any such portion, an “Untested Area”), and that access by the Consultants to the proposed site of the Y5 Facility and Other Y5 Facilities will be only to the extent necessary to conduct the Phase I and Phase II studies and subject to Toshiba’s prior consent, which shall not be unreasonably withheld.

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

2.3
Information from Monitoring Activities.  Toshiba shall share, or cause to be shared, with SanDisk and, upon SanDisk’s request, the SanDisk Consultant, the results of any monitoring activities conducted by Toshiba or its Affiliates with respect to the surface and subsurface conditions on the proposed site of the Y5 Facility and Other Y5 Facilities on or after the Effective Date and until the FF Termination Date; provided that if as of the FF Termination Date any claims have been made against SanDisk with respect to its indemnification obligations hereunder, on SanDisk’s request, Toshiba shall continue to provide SanDisk the results of any monitoring activities to the extent such results may affect the evaluation or determination of alleged liability of SanDisk hereunder.  The Parties acknowledge and agree that any such information concerning the Y5 Facility and Other Y5 Facilities shall be considered Confidential Information of the Company and any such information concerning the Yokkaichi Facility (including the Y5 Facility and Other Y5 Facilities) shall be considered Confidential Information of Toshiba.

3.	Baseline Environmental Report.

Each Party shall direct the Consultant retained by it to (i) provide the other Consultant and other Party with its initial environmental report on the Y5 Facility and Other Y5 Facilities and (ii) discuss the reports in good faith with the other Consultant with the intent of the Parties and their Consultants agreeing upon a single, combined report (the “Y5 Baseline Environmental Report”).  If Toshiba, SanDisk and the Consultants are unable to agree upon a single report within sixty (60) days after the start of Y5 Facility operations, then the draft reports of both Consultants (or combined report indicating areas of disagreement) shall collectively be considered to be the Y5 Baseline Environmental Report.

4.	Environmental Compliance.

4.1
Compliance.  The Parties confirm their intent that the Y5 Facility and Other Y5 Facilities and all operations of the Company be maintained in compliance with all Environmental Laws, including by having remedial measures taken as required by any Governmental Authority or otherwise reasonably necessary to ensure that the Y5 Facility and Other Y5 Facilities and all operations of the Company will remain in compliance with all Environmental Laws.

4.2
Notice.  Each Party shall promptly notify the other of any circumstances of which it becomes aware that require or could reasonably be expected to require remediation or other actions to ensure that the Company and its operations are and will be maintained in compliance with all Environmental Laws and to minimize the aggregate Covered Environmental Costs (as defined below) that may be incurred.  Upon any such notice being given and received, the Parties shall promptly discuss in good faith and seek to agree upon the measures to be taken in response to such circumstances.  Pending their agreement, nothing shall prevent or limit Toshiba, acting in good faith on its own initiative or upon SanDisk’s reasonable request, from investigating the circumstances of any releases of Hazardous Substances or taking steps reasonably appropriate to limit or prevent ongoing releases, to limit the effects of a release, or to prevent or limit any exposure or damage resulting from, arising out of or otherwise by virtue of a release, including taking immediate or urgent steps as appropriate in light of the circumstances then known, provided, that nothing in this paragraph shall require either Party to take any step except as required by applicable Environmental Law.

5.	Indemnification Obligations.

5.1	Mutual Responsibility and Indemnity for Environmental Costs.

(a)	Subject to Section 5.1(b), each of SanDisk and Toshiba shall:

(1)	be responsible for bearing its Share of Environmental Costs; and

(2)	indemnify, defend and hold harmless the other Party and the Company (and their respective Indemnified Parties) for its Share of such Environmental Costs.

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

(b)
Each of SanDisk’s and Toshiba’s responsibility for its Share of Environmental Costs under Section 5.1(a) shall be subject to each of the following limitations (Environmental Costs not excluded from the one or both Parties’ responsibility under this Section 5.1(b), “Covered Environmental Costs”):

(1)
Except as provided in Section 5.2(a), neither Party shall be responsible for conditions identified in the Y5 Baseline Environmental Report, including responsibility for any Environmental Costs resulting from, arising out of or otherwise by virtue of remediation or removal of pre-existing conditions.  However, if remedial measures otherwise taken in accordance with this Agreement incidentally result in remediation or removal of conditions not resulting from operation of the Y5 Facility or Other Y5 Facilities, only the Environmental Costs paid for the remedial measures taken with respect to the Y5 Facility or Other Y5 Facilities, as applicable (including amounts paid for remedial measures taken with respect to the Y5 Facility or Other Y5 Facilities that return the Y5 Facility or Other Y5 Facilities to a condition better than that identified in the Y5 Baseline Environmental Report) shall constitute Covered Environmental Costs.

(2)
Neither Party shall be responsible for Environmental Costs to the extent such Environmental Costs are incurred as a result of the willful misconduct of employees, agents or representatives of the other Party.

(3)
Environmental Costs incurred for remediation shall only constitute Covered Environmental Costs to the extent reasonably necessary to ensure that the Company fulfills the Prudent Operator Standard.  The “Prudent Operator Standard” means taking all such remedial measures (i) as are required to be in compliance with all then effective Environmental Laws, (ii) that have been required by a Governmental Authority or (iii) that a prudent operator of a similar facility would then take or begin to take to ensure that its continuing operations and facilities will remain in compliance with then effective Environmental Laws and with Environmental Laws as they are then scheduled to go into effect or are anticipated to be changed in the next ****.

(4)	No Environmental Costs shall constitute Covered Environmental Costs with respect to either Party to the extent such Party’s liability limit under Section 5.5 has been exceeded.

(c)
If the Parties are not able to agree on whether any given Environmental Costs constitute Covered Environmental Costs (including, following the completion of the sixty (60)-day process set forth in Section 8.5, as to whether remediation is necessary to fulfill the Prudent Operator Standard), such dispute shall be resolved by the mediation and arbitration provisions of Appendix A.

5.2
Toshiba Indemnity.  Toshiba shall indemnify SanDisk and its Indemnified Parties from any environmental costs, expenses or liabilities of SanDisk resulting from, arising out of or otherwise by virtue of:

(a)
environmental conditions existing at the Yokkaichi Facility (including the Y5 Facility or Other Y5 Facilities but excluding conditions from operations of the Y3 Facility and Y4 Facility) prior to the Closing;

(b)
the actions or omissions of Toshiba, its Affiliates or its or their respective employees, directors, agents or representatives (other than in connection with the operation of the Y5 Facility or Other Y5 Facilities), for which Toshiba shall be solely responsible; provided however, that Toshiba shall have no indemnification obligation under this Section 5.2(b) to the extent that any Environmental Costs result from, arise out of or otherwise occur by virtue of actions or omissions of SanDisk, its Affiliates or its or their respective employees, directors, agents or representatives, for which SanDisk shall be solely responsible; or

(c)
from the operations of the Y5 Facility or Other Y5 Facilities after the FF Termination Date (unless SanDisk is the Buyer for purposes of Section 5.3, in which case this Section 5.2(c) shall not apply).

5.3
Buyer Indemnity.  If either of Toshiba or SanDisk (as “Buyer”) acquires the interests of the other (as “Seller”) in the Company, the Y5 Facility and Other Y5 Facilities (whether through acquiring its FF Interests, by an asset sale and liquidation or by other means), then, subject to Section 7, Buyer shall indemnify Seller and its Indemnified Parties from any environmental costs, expenses or liability of Seller resulting from, arising out of or otherwise by virtue of, operations of the Y5 Facility and Other Y5 Facilities after the FF Termination Date.  However, Buyer shall have no indemnification obligation under this Section 5.3 to the extent that any Seller environmental costs, expenses or liabilities result from, arise out of or otherwise by virtue of actions or omissions of Seller, its Affiliates or its or their respective employees, directors, agents or representatives.

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

5.4	Control by Indemnifying Party.

(a)
The indemnifying Party under Section 5.2 or 5.3 shall have the sole right to control the defense of any claim and the method and scope of remediation with respect to which the indemnified Party seeks indemnification, provided that the indemnifying Party shall not enter into any settlement that would materially affect the operations of the indemnified Party at the Yokkaichi Facility unless the indemnified Party has granted its prior written consent.

(b)
The Parties shall cooperate in good faith to seek to agree upon the means of joint defense of any third party claim giving rise to Covered Environmental Costs (with any disagreement to be resolved by the mediation and arbitration provisions set forth in Appendix A).

5.5
Liability Limit.  Neither Party’s aggregate liability for Covered Environmental Costs or indemnification obligations under Sections 5.1, 5.2 and 5.3 shall exceed the greater of (a) US$5 million or (b) the aggregate (i) purchase price of the products purchased by such Party from Flash Forward and (ii) transfer price of the products produced for such Party at the Y5 Facility (which for purposes of computing this aggregate shall be deemed to be no less than cost plus one percent (1%)), during the six years prior to the date of the applicable claim (or in the case of liability arising after the FF Termination Date, for the six year period immediately preceding the FF Terminate Date).

6.	Satisfaction of Indemnification Obligations.

6.1
Prompt Payment.  Each Party shall promptly pay its Share of any Covered Environmental Costs paid by the Company or by the other Party in excess of its obligation to bear the Covered Environmental Costs.  In the event that any Covered Environmental Costs are incurred by the Company or disproportionately by a Party in excess of its Share, the Company or such Party, as applicable, shall invoice the other Party or Parties directly for the balance of such Covered Environmental Costs to the extent of such Party’s Share in accordance with Section 5.1(a); provided, however, that upon the mutual agreement of the Parties, each Party’s respective Share of Covered Environmental Costs may otherwise be paid via adjustments to the purchase prices they pay to the Company for Y5 NAND Flash Memory Products, pursuant to the applicable Master Operative Documents.  The Parties shall discuss in good faith the means and the timing of payment of their respective Shares of Covered Environmental Costs, taking into account when the Covered Environmental Costs are paid by the Company or by the other Party and the amount of such Covered Environmental Costs.  To the extent the obligations of either Party will not be timely or fully retired by wafer price increases, the Parties shall directly pay their respective Shares of Covered Environmental Costs.

6.2
Action in the Name of the Company.  Either Party making a demand for indemnification or contribution pursuant to this Agreement shall be entitled, notwithstanding anything to the contrary in the FF Master Agreement or the FF Operating Agreement, to cause the Company to make such demand, if doing so is appropriate to fulfill the intent of this Section 6 (e.g., if the Company has borne the Covered Environmental Costs and the claiming Party has already reimbursed the Company for its Share of the same).

7.	Post Termination Environmental Costs and Exit Environmental Report.

7.1	Environmental Costs Paid Post Termination. Except as otherwise set forth in this Section 7, the Parties’ obligations under Section 5.1 shall expire as of the FF Termination Date.

(a)
In respect of Environmental Costs for remediation, to the extent the Exit Environmental Report (as defined below) identifies contamination at the Y5 Facility or Other Y5 Facilities and a good faith claim concerning shared responsibility for such remediation costs is made by one of the Parties before the FF Termination Date, any obligations of the Parties under Section 5.1(a) (subject to Section 5.1(b)) in respect of remediation of such contamination shall survive the FF Termination Date, but only for so long and to the extent the Prudent Operator Standard continues to require remediation in respect of such contamination.

(b)	In respect of Covered Environmental Costs resulting from a bona fide third party claim, the Parties obligations under Section 5.1(a) (subject to Section 5.1(b)) shall survive ****.

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

7.2	Exit Environmental Report.

(a)
Promptly upon (i) the exercise by either Party of any right under the FF Operating Agreement and/or the FF Master Agreement to acquire the FF Interests of the other Party, to sell its FF Interests to the other Party or to cause the dissolution of the Company, or (ii) entering into any letter of intent or agreement for the sale of the Y5 Facility and Other Y5 Facilities or all or substantially all of the assets (leased or owned) of the Company, the Parties shall engage an environmental consultant from an internationally recognized environmental investigation firm that has experience in Japan and that is mutually acceptable to the Parties (the “Exit Consultant”) to conduct and complete Phase I and Phase II investigations of the Y5 Facility and Other Y5 Facilities as of a date as close as practicable to but in any event in advance of the FF Termination Date.  Toshiba shall facilitate the Exit Consultant’s access to the Yokkaichi Facility as reasonably necessary to conduct such investigations.

(b)
The Exit Consultant shall be directed to prepare a draft report based on its Phase I and Phase II investigations and to deliver the draft report to SanDisk and Toshiba (and if either so directs, to any environmental consultant either Party has engaged for its own account).  SanDisk and Toshiba, directly and/or through their respective consultants, shall have sixty (60) days from receipt to comment on the draft report (any such comment shall be delivered both to the Exit Consultant and the other Party and any consultant it engages for its own account). The Exit Consultant shall then be directed to issue to the Parties its final report (the “Exit Environmental Report”), which shall be final and binding on the Parties.

(c)	Environmental Costs arising from the Exit Environmental Report process shall be payable as provided in Article 5 and Section 6.1.

(d)
Unless all payments due for Covered Environmental Costs in connection with the Exit Environmental Report process have been made before the FF Termination Date, the Buyer shall be entitled to withhold from the purchase price payable (or distributable) to Seller and place into third party escrow up to **** of such purchase price (but not to exceed the balance of Seller’s liability limit in Section 5.5), which shall serve as security for Seller’s responsibility for Covered Environmental Costs determined pursuant to this Section 7.

7.3	****

8.	Miscellaneous.

8.1	Survival. Sections 5, 6, 7 and 8 and Appendix A shall survive the termination or expiration of this Agreement.

8.2
Entire Agreement.  This Agreement, together with any exhibits, schedules, appendices and attachments thereto, constitutes the agreement of the Parties to this Agreement with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

8.3	Effective Time of Agreement. This Agreement shall be effective from the date first written above.

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

8.4	Governing Law. This Agreement shall be governed and construed as to all matters including validity, construction and performance by and under the substantive laws of Japan.

8.5
Dispute Concerning Prudent Operator Standard or Attribution of Environmental Costs.  Notwithstanding anything to the contrary in Section 2.5 of Appendix A, if the Parties are not able to agree upon (i) what application of the Prudent Operator Standard requires with respect to any given proposed remediation hereunder or (ii) the attribution of Hazardous Substances for purposes of Section 7.3, at the request of either of them they shall engage a neutral and independent environmental consultant acceptable to both Parties (the “Independent Consultant”) to facilitate resolution of such dispute.  The Parties (and at the option of each of them their own environmental consultants) shall meet and discuss the matter with the Independent Consultant and seek in good faith to resolve the dispute.  If the Parties are not able to resolve the dispute within sixty (60) days after initiating discussions with the Independent Consultant, then at any time after such sixty (60) day period either Party may bring an arbitration claim pursuant to Section 2.5 of Appendix A to resolve the dispute.

8.6
Assignment.  Neither party hereto may transfer this Agreement or any of its rights hereunder (except for any transfer to an Affiliate or in connection with a merger, consolidation or sale of all or substantially all the assets or the outstanding securities of such party, which transfer shall not require any consent of the other party) without the prior written consent of the other party hereto (which consent may be withheld in such other party’s sole discretion), and any such purported transfer without such consent shall be void.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3
FOIA Confidential Treatment Requested
Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date and year first above written.

TOSHIBA CORPORATION
By:	/s/ Kiyoshi Kobayashi
Name:	Kiyoshi Kobayashi
Title:	President and CEO
Semiconductor Company
Corporate Senior Vice President

SANDISK FLASH B.V.
By:	/s/ Sanjay Mehrotra
Name:	Sanjay Mehrotra
Title:	Director

[Signature Page to Flash Forward Mutual Contribution and Environmental Indemnification Agreement

**** Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.